EXHIBIT 10.1

FARMOUT AND PARTICIPATION AGREEMENT
Matthews Lease, Zavala County, Texas

This Agreement (the “Agreement”) is made and entered into this 31st day of March, 2011, by and between each of the following named parties (individually, a “Party”, and collectively, the “Parties”), whose addresses and telephone numbers are set forth with their names, to-wit:

Dyami Energy LLC                                                                    (“Dyami”)
and Eagleford Energy Inc.                                                    (“Eagleford”)
c/o 1 King Street West, Suite 1505
Toronto, Ontario M5H 1A1
Canada                                                                                           (collectively, “Farmor”)
Attention:  James Cassina
Telephone: 416 364-4039
Telecopier: 416 364-8244

and

EFL Overseas, Inc.                                                                    (“EFL”)
333 N Sam Houston Parkway East, Suite 410
Houston, Texas 77060
USA                                                                                                (“Farmee”)
Attention:  Keith Macdonald
Telephone: 403-246-8443
Telecopier: 403-246-8443

RECITALS:

WHEREAS the Parties are negotiating a Farmout and Participation Memorandum of Understanding on the Matthews and Murphy leases subject to the completion of a definitive agreement it was agreed that with the primary term of the Matthews Lease ending on March 31, 2011 in the abundance of caution that a San Miguel vertical well should be spudded on or before March 31, 2011 in the interest of lease preservation;

WHEREAS the Farmee has agreed to fund a drilling and an injection operation and if determined prospective for commercial production the completion and equipping for production. To facilitate the funding of the San Miguel test well the Parties have agreed to enter into a definitive farmout and participation agreement;

WHEREAS this farmout and participation sets forth the agreement of Farmee to expend the sum of up to $1,050,000 for the development of oil and/or gas production from the San Miguel formation on the lands covered by the Matthews Lease in accordance with this Agreement, and Farmor’s commitment to assign to Farmee certain interests upon earning in the Matthews Lease, insofar as it covers from the surface to the base of the San Miguel formation.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.
The Matthews Lease.  Farmor is a working interest owner in the Matthews oil and gas lease more particularly described on the attached Schedule A (the “Matthews Lease” or the “Lease”).  Farmor’s ownership interest in the Matthews Lease is described on the attached Schedule B.  The interest of Farmor in the Matthews Lease is subject to the agreements listed on the attached Schedule C.

2.
Agreement to Farmout.  Farmor desires to farmout, and Farmee desires to farm in, certain interests in the Leases on the terms and conditions provided in this Agreement.  The Farmee in consideration of its performance of its obligations as provided in this Agreement may earn a certain percentage of the Farmor’s working interests as set forth in Schedule B.  As Farmee performs its obligations, Dyami will execute and deliver to Farmee an assignment of the interests earned by Farmee on a form that is substantially the same as that which is attached hereto as Schedule D (Form of Assignment).

To earn its working interest in the Lease from the surface to the base of the San Miguel formation on the lands covered by the Matthews Lease Farmee will provide funding for the performance of certain operations to be conducted by Farmor for the exploration and development of the San Miguel formation on the lands covered by the Matthews Lease as set forth in the following sections.

3.
Drilling Program Funding The Farmor shall provide Farmee with an AFE of the estimated drilling costs of the operation (“AFE Amount”) described in Section 5 below. Upon written approval of the AFE and execution of this agreement the Farmee shall deposit the AFE Amount in trust with legal firm Beadle Woods (“Trust Account”).  The actual costs of the operations will be paid from the Trust Account. Upon approval of invoices by the Farmor and Farmee the trust agent will be directed to pay the approved invoice amount to Farmor. In the event that the Farmee elects to complete and equip the Initial Test Well for production the Farmee will upon written approval of the AFE Amount for such operation deposit within 48 hours of such approval the AFE Amount in the Trust Account.

To earn the maximum interests provided for in Section 5.  Farmee will have to fund a total of $1,050,000 (the “San Miguel Investment Amount”) which will be invested by Farmee in the performance of the San Miguel Drilling Program described below for the development of the San Miguel formation on the lands covered by the Matthews Lease.

Farmee shall cause the San Miguel Investment Amount, less any amounts previously expended or advanced by Farmee, to be deposited in the Trust Account on or before June 30, 2011 to fund the operation(s) described in 5 b. of this Agreement. In the event that Initial Test well results are unsatisfactory and the Farmee determines that no further operations are warranted in the San Miguel formation such additional funds will not be required.

4.
San Miguel Drilling Program (“Drilling Program”).  The Drilling Program shall consist of Farmor’s conduct of the following operations as Operator for Farmee (see reference to the governing Operating Agreement below).  Although Farmor will implement the operations for Farmee, each operation to be undertaken subsequent to Section 4 will be at the direction and under the supervision of Farmee.

a.
The drilling of one well to a depth of 3,500 feet or the base of the San Miguel “D” formation as determined from petrophysical logs and mud logs (“Contract Depth”) and thereafter the completion of the well  from a member of the San Miguel formation (the “Initial Test Well”).  Farmor shall spud the Initial Test Well on or before March 31, 2011 and shall diligently drill the well to Contract Depth at the sole cost of the Farmee.

 An “injection operation” must be performed on the Initial Test Well in compliance with the terms and provisions of the Purchase and Sale Agreement dated February 8, 2010, as amended, between OGR Energy Corporation and Farmor, to which reference is here made for all purposes (the “OGR Agreement”).  If the Initial Test Well is prospective for production in commercial quantities the Farmee shall equip the Initial Test Well and place it on production in a timely manner. If the Farmee determines the well is not prospective for production in commercial quantities and the Farmor elects not to continue operations then the Farmee will be responsible for the abandonment of the Initial Test Well.

b.
To the extent that funds from the AFE Amount(s) remain after the performance of the obligations pertaining to the Initial Test Well, such funds will be applied to the undertaking of subsequent operations on the lands covered by the Matthews Lease which are designed to produce from the San Miguel formation and preserve the term of the Matthews Lease and which are undertaken and performed in a good faith attempt to establish or re-establish production from the well on which the operation is undertaken.  Farmee may elect to re-enter an existing wellbore located on the Lease and attempt to complete the same in a member of the San Miguel formation.

c.
In the event that in the performance of the Drilling Program Farmor proposes an operation, the estimated cost of which will exceed the San Miguel Investment Amount as evidenced by the AFE submitted in connection with the proposal of the operation and approved by the Parties, then any costs and expenses of the proposed operation in excess of the  San Miguel Investment Amount will be borne by the Parties in accordance with their respective working interests in the Matthews Lease, based upon the interests which have by then been earned by Farmee, as provided below.

5.
Working Interests to be Earned by Farmee.  The interests in the Matthews Lease, insofar as it covers from the surface to the base of the San Miguel formation, to be earned by Farmee  shall be determined as follows:

a.
If the Initial Test Well is drilled and completed as a vertical well, including the performance of an “injection operation” on the well in compliance with the terms and provisions of the OGR Agreement, Farmee will earn an undivided twenty-five percent (25%) of Farmor’s ownership interest in the Matthews Lease from the surface to the base of the San Miguel formation.

b.
Farmee may increase the working interest   from an undivided twenty-five percent (25%) of Farmor’s ownership interest to an undivided fifty percent (50%) of Farmor’s ownership interest in the Matthews Lease by performance of any of the following requirements prior to October 31, 2011 or such other date as may be required to preserve the term of the Matthews Lease;:

i.	The Drilling and completing of a horizontal leg on the Initial Test Well such that the horizontal lateral extends a minimum of 1,000 feet; or

ii.	The Drilling and Completion of an additional San Miguel well, the wellbore of which well may be either vertical or horizontal, OR

iii.
Expending all of the funds from the San Miguel Investment Amount in the performance of obligations pertaining to the Initial Test Well, additional drilling earning requirements or the undertaking of subsequent operations on the lands covered by the Matthews Lease which are designed to produce from the San Miguel formation and which are undertaken and performed in a good faith attempt to establish or re-establish production from the well on which the operation is undertaken.

In the event that OGR does not participate in an operation the costs shall be borne by the Farmee and the Farmee and Farmor shall share on a pro rata basis OGR’s penalty share of revenue until they recover the expenditures on the related operation.

c.
Each assignment earned by Farmee as the result of its performance of the foregoing will be made on a form that is substantially the same as that which is attached to this Agreement as Schedule D, and the assignment will be executed and delivered to Farmee as soon as possible thereafter.  The interests which may be earned by Farmee are set forth on Schedule C.

6.
Operating Agreement and Operations.  All operations on the Matthews Lease are governed by the Operating Agreement described on Schedule C, a copy of which is attached to this Agreement as Schedule E.  While Farmee is engaged in the Drilling Program in its effort to farm in interests in the Matthews Lease pursuant to the requirements of this Agreement, Farmor shall act as Operator thereof under the terms of the Operating Agreement.  Each operation undertaken pursuant to the Drilling Program shall be treated as a Subsequent Operation under Article VI.B. of the Operating Agreement, but the operations proposed must conform to the requirements of this Agreement.  The Farmor will implement the operations, testing and completion operations to be undertaken herein at the direction and under the supervision of Farmee.

7.
Relationship of Parties and Tax Partnership.  The Parties expressly agree that neither Party shall be responsible for the obligations of the other Party, each Party being severally responsible only for its obligations arising hereunder and liable only for its proportionate share of the costs and expenses incurred hereunder.  This Agreement and the attached Operating Agreement are not intended to create, nor shall such be construed as creating, any mining partnership, commercial partnership or other partnership relation or joint venture among the parties, and the liabilities of each of the parties hereto shall be several and not joint or collective. The Parties elect not to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and any provisions of applicable state laws comparable to Subchapter K of Chapter 1 of Subtitle A of the Code and adopt the provisions of the a partnership.

8.
Notices.   Any notice required to be given pursuant to this Agreement shall be in writing and shall be delivered in person, or by private courier service, with written receipt of acceptance returned to the sender, or via registered mail, return receipt requested, postage prepaid, or by telecopier (with confirmation of receipt by telecopier sent within four (4) hours of completion of transmission with the result that if there is no such confirmation of receipt by telecopy, the original notice sent by telecopier shall not be deemed effective notice) to each of the Parties at the address, or at the telecopier number, set forth in the opening paragraph of this Agreement.  The agent for receipt of any notice shall be the individual who has executed this Agreement on behalf of each of the Parties.  The agent and/or address for each of the Parties may be unilaterally altered by either Party upon providing written notice thereof to the other Party.  Notice shall be deemed delivered when received at each of the addresses set forth in the opening paragraph of this Agreement, except with respect to telecopies, which shall be deemed received as provided above in this section.

9.	Miscellaneous.

a.
This document contains the entire understanding of the Parties, and there is no other agreement, either oral or written, between them governing the subject matter hereof.  This Agreement may be amended by the consent of the Parties to a written document setting forth the amendment.  Any amendment must be executed only by duly authorized officers of each of the Parties.  No rights of any of the Parties may be waived without a written waiver signed by the Party sought to be charged with the waiver.

b.
If any provision of this Agreement or the application thereof is determined to be invalid or unenforceable, the remainder of this Agreement and other applications of the provision shall not be affected thereby, and this Agreement shall be deemed amended to eliminate the invalid or unenforceable provision insofar as it has any impact upon the other provisions of this Agreement.

c.
The failure of any Party to seek redress for any violation, or to insist upon the strict performance, of any provision of this Agreement shall not prevent any Party from seeking redress for any subsequent act, or failure to act, or to insist upon the strict performance of this Agreement.  No single or partial exercise by a Party of any right or remedy hereunder shall preclude other or further exercise thereof or the exercise of any other right or remedy.

d.
This Agreement shall be governed by the laws of the State of Texas, and venue for any litigation arising to resolve disputes arising hereunder shall be referred to and finally resolved by arbitration under the ADR Chambers Arbitration Rules, there shall be one arbitrator, the place of the arbitration shall be Toronto, Ontario.

e.	This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and assigns.

f.	Time is of the essence of this agreement.

IN WITNESS WHEREOF, this Agreement is executed effective as of the Effective Date as provided above.

FARMOR:

DYAMI ENERGY LLC

By:	/s/ James Cassina
James Cassina, President

FARMEE:

EFL OVERSEAS, INC.

By:	/s/ Keith Macdonald
Keith Macdonald, Chairman and Chief Executive Officer

Schedule A – Description of the Matthews Lease
Schedule B – Interests of the Parties in the Lease
Schedule C – Agreements burdening the title of Farmor
Schedule D – Form of Assignment of interests in the Lease
Schedule E – Operating Agreement